Exhibit 10.24
October 4, 2006

Mr. Michael Moustakis
8706 Skye Isle Way
Bakersfield, CA 93312

Dear Mike:

Foothills Resources, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. You will serve in a full-time capacity as Vice President Engineering of the Company. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2. Salary. You will be paid a salary at the annual rate of $180,000, payable in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Hiring Bonus. You will receive a hiring bonus of $45,000 to be paid to you with your first paycheck. In the event that you voluntarily resign within 12 months of your start date, you agree to repay the hiring bonus immediately.

4. Benefits. You will receive the Company’s standard benefits for salaried employees, which will include a 401(k) retirement program and a bonus program, both of which are being formulated by the Company at the present time. The Company’s health, dental, vision and disability insurance is fully paid, as is a life insurance policy up to a maximum of $250,000. In addition, you will be eligible for four weeks of vacation.

5. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 200,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Equity Incentive Plan, as described in that Plan and the applicable stock option agreement. The option will vest as follows: 25% of the shares of Common Stock underlying such option will vest on the date of grant, and the remaining 75% of the shares of Common Stock underlying the option will vest in equal annual installments on the first, second and third anniversaries of the date of grant.

6. Confidential Information/Ownership and Assignment of Inventions; Non-Competition and Non-Solicitation; Insider Trading Policy/Public Disclosure. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Assignment of Invention and Non-Disclosure Agreement, Non-Solicitation Agreement, and Insider Trading and Disclosure Policy Acknowledgement, copies of which are attached hereto as Exhibits A, B and C, respectively.

7. Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8. Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, or business activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

9. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

10. Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

11. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Assignment of Invention and Non-Disclosure Agreement, Non-Solicitation Agreement, and Insider Trading and Disclosure Policy Acknowledgement, and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on October 16, 2006.

We look forward to having you join us on Monday, October 16, 2006 or as soon thereafter as practicable, subject to your existing contractual obligations.

If you have any questions, please call John Moran at (661) 716-1321 or (661) 978-6986. In the event that he is not available, you can also call Denny Tower at (661) 716-1323 or (713) 562-8566.

Very truly yours,

FOOTHILLS RESOURCES, INC.

By: /s/ W. Kirk Bosché
W. Kirk Bosché
Chief Financial Officer

I have read and accept this employment offer:

/s/ Michael Moustakis    Dated:  October 4, 2006
Michael Moustakis